Exhibit 99

PRESS RELEASE	FOR IMMEDIATE RELEASE
MGM MIRAGE REPORTS PRELIMINARY FIRST QUARTER RESULTS
Las Vegas, Nevada, April 14, 2010 — MGM MIRAGE (NYSE: MGM) today announced its preliminary expectations of financial results for the first quarter of 2010. The operating results in this release reflect preliminary expectations of financial results for the first quarter of 2010, have not been reviewed by the Company’s auditors, and are subject to change. The Company expects to report its full results for the quarter, and conduct a conference call to discuss its earnings, during the week of May 3, 2010.
The Company expects a first quarter diluted loss per share (EPS) of approximately $0.22 compared to earnings of $0.38 per share in the prior year first quarter. The current year results include a gain on extinguishment of debt of $142 million, or $0.21 per share, net of tax, related to the restatement and amendment of the Company’s senior credit facility in March and a pre-tax non-cash charge of approximately $86 million, or $0.13 per share, net of tax, representing the Company’s share of an impairment at CityCenter related to its residential inventory. The prior year results include a gain of approximately $0.44 per share, net of tax, related to the sale of Treasure Island hotel and casino.
The following table lists these and other items which affect the comparability of the current and prior year quarterly results (approximate EPS impact shown, net of tax, per diluted share; negative amounts represent charges to income):

Three months ended March 31,	2010	2009

Preopening and start-up expenses	$(0.01)	$(0.02)
Monte Carlo fire business interruption income (recorded as a reduction of general and administrative expenses)	—	0.04
Property transactions net:
Gain on the sale of TI	—	0.44
Monte Carlo fire property damage income	—	0.02
Income (loss) from unconsolidated affiliates:
CityCenter residential non-cash impairment charge	(0.13)	—
CityCenter forfeited residential deposits	0.02	—
Gain on extinguishment of long-term debt	0.21	—
Preliminary Operating Results
(Results are presented on a same store basis excluding TI)
Net revenue for the first quarter of 2010 is expected to be approximately $1.46 billion. Excluding reimbursed costs revenue mainly related to the Company’s management of CityCenter (approximately $93 million in the 2010 first quarter and $14 million in the 2009 first quarter), net revenue is expected to be approximately $1.36 billion, a decrease of 4% from 2009. Reimbursed costs revenue represents reimbursement of costs, primarily payroll-related, incurred by the Company in connection with the provision of management services.
Adjusted Property EBITDA2 attributable to wholly-owned operations is expected to be approximately $267 million in the 2010 quarter, down 19% excluding insurance recoveries related to the Monte Carlo fire in the prior year.
Las Vegas Strip REVPAR1 decreased by 8% to $94 for the first quarter of 2010 compared to $103 in the first quarter of 2009, with occupancy of 85% and an average daily rate of $111 in the 2010 first quarter.
Total casino revenue is expected to be approximately 5% lower than the prior year, with slots revenue down approximately 1% for the quarter. The Company’s table games volume, excluding baccarat, was down 4% in the quarter, but baccarat volume was up 17% compared to the prior year quarter. The overall table games hold percentage was lower in 2010 than the prior year quarter; in the current year first quarter the hold percentage was near the midpoint of the Company’s normal 18% to 22%, while in the 2009 quarter it was at the top end of the range.
Operating loss for the first quarter of 2010 is expected to be approximately $11 million (which included the Company’s share of the CityCenter residential impairment charge) compared to operating income of $355 million in the 2009 quarter. The prior year results include the $190 million pre-tax gain on the TI sale as well as $15 million of Monte Carlo business interruption insurance recovery income (recorded as a reduction to general and administrative expense) and $7 million of Monte Carlo property damage insurance recovery income (recorded as property transactions, net). Adjusted Property EBITDA is expected to be approximately $187 million in the 2010 quarter and was negatively impacted by the CityCenter residential impairment charge. Adjusted EBITDA is estimated to be approximately $156 million.
Joint Venture Results
MGM Grand Macau operating income is expected to be $49 million in the first quarter of 2010, which included depreciation expense of $22 million, a significant improvement compared to an operating loss of $5 million in the 2009 first quarter, which included depreciation expense of $21 million.
CityCenter is expected to report an operating loss of $255 million in the first quarter of 2010, which includes an approximately $171 million non-cash impairment charge related to its residential inventory, depreciation expense of $69 million, and preopening expenses of $6 million. CityCenter results benefited from revenues of $24 million related to forfeited residential deposits. Aria reported an operating loss of $66 million, which included deprecation expense of $54 million. Occupancy percentage at Aria was 63% with an average daily rate of $194.
Financial Position
At March 31, 2010, the Company had approximately $13.0 billion of indebtedness (carrying value of $12.7 billion), including $3.8 billion of borrowings outstanding under its senior credit facility, with available borrowing capacity under the senior credit facility of approximately $900 million. The Company’s cash balance was $441 million at March 31, 2010. Subsequent to March 31, 2010, the Company received a tax refund of approximately $380 million, the proceeds of which will be used to temporarily reduce outstanding amounts under the senior credit facility.

1	REVPAR is hotel Revenue per Available Room.

2	“Adjusted EBITDA” is earnings before interest and other non-operating income (expense), taxes, depreciation and amortization, preopening and start-up expenses, and property transactions, net. “Adjusted Property EBITDA” is Adjusted EBITDA before corporate expense and stock compensation expense. Adjusted EBITDA information is presented solely as a supplemental disclosure to reported GAAP measures because management believes these measures are 1) widely used measures of operating performance in the gaming industry, and 2) a principal basis for valuation of gaming companies.
Management believes that while items excluded from Adjusted EBITDA and Adjusted Property EBITDA may be recurring in nature and should not be disregarded in evaluation of the Company’s earnings performance, it is useful to exclude such items when analyzing current results and trends compared to other periods because these items can vary significantly depending on specific underlying transactions or events that may not be comparable between the periods being presented. Also, management believes excluded items may not relate specifically to current operating trends or be indicative of future results. For example, pre-opening and start-up expenses will be significantly different in periods when the Company is developing and constructing a major expansion project and will depend on where the current period lies within the development cycle, as well as the size and scope of the project(s). Property transactions, net includes normal recurring disposals, gains and losses on sales of assets related to specific assets within our resorts, but also includes gains or losses on sales of an entire operating resort or a group of resorts and impairment charges on entire asset groups or investments in unconsolidated affiliates, which may not be comparable period over period.
In addition, capital allocation, tax planning, financing and stock compensation awards are all managed at the corporate level. Therefore, management uses Adjusted Property EBITDA as the primary measure of the Company’s operating resorts’ performance.

* * *
Statements in this release which are not historical facts are “forward looking” statements and “safe harbor statements” within the meaning of Section 21E of the U.S. the Securities Exchange Act of 1934, as amended, and other related laws that involve risks and/or uncertainties, including risks and/or uncertainties as described in the company’s public filings with the Securities and Exchange Commission. We have based those forward-looking statements on management’s current expectations and assumptions and not on historical facts. Examples of these statements include, but are not limited to, statements regarding the Company’s expectations to report the first quarter 2010 results described in this release. These forward-looking statements involve a number of risks and uncertainties. Among the important factors that could cause actual results to differ materially from those indicated in such forward-looking statements include the preliminary stage of our financial statement preparation for the first quarter of 2010 and the possibility of revisions to these results in connection with our, and our auditor’s, final review and approval of such financial statements. In providing forward-looking statements, the Company is not undertaking any duty or obligation to update these statements publicly as a result of new information, future events or otherwise except as required by law.

Contacts:

Investment Community	News Media
DANIEL J. D’ARRIGO	ALAN M. FELDMAN
Executive Vice President,	Senior Vice President
Chief Financial Officer	Public Affairs
(702) 693-8895	(702) 650-6947

MGM MIRAGE AND SUBSIDIARIES
SUPPLEMENTAL DATA — ADJUSTED PROPERTY EBITDA
(In thousands)
( Preliminary and unaudited)

	Three Months Ended
	March 31,	March 31,
	2010	2009
Bellagio	$61,966	$68,250
MGM Grand Las Vegas	38,486	45,363
Mandalay Bay	25,400	42,652
The Mirage	25,425	29,865
Luxor	12,763	19,354
Treasure Island (1)	—	12,729
New York-New York	18,067	20,442
Excalibur	14,867	16,736
Monte Carlo	6,449	21,807
Circus Circus Las Vegas	1,693	6,281
MGM Grand Detroit	40,505	40,552
Beau Rivage	16,703	17,569
Gold Strike Tunica	10,061	13,845
Management operations	(3,862)	4,864
Other operations	(1,088)	(1,517)

Wholly-owned operations	267,435	358,792

CityCenter (50%)	(118,611)	(865)
Macau (50%)	23,099	(3,585)
Other unconsolidated resorts	14,757	20,168

	$186,680	$374,510

(1)	Treasure Island was sold in March 2009.
MGM MIRAGE AND SUBSIDIARIES
RECONCILIATION OF ADJUSTED EBITDA TO NET INCOME (LOSS)
(In thousands)
(Preliminary and unaudited)

	Three Months Ended
	March 31,	March 31,
	2010	2009

Adjusted EBITDA	$155,894	$344,903
Preopening and start-up expenses	(3,494)	(8,071)
Property transactions, net	(689)	195,125
Depreciation and amortization	(163,134)	(176,858)

Operating income (loss)	(11,423)	355,099

Non-operating income (expense):
Interest expense, net	(264,175)	(171,636)
Other	118,505	(8,087)

	(145,670)	(179,723)

Income (loss) before income taxes	(157,093)	175,376
Benefit (provision) for income taxes	60,387	(70,177)

Net income (loss)	$(96,706)	$105,199

MGM MIRAGE AND SUBSIDIARIES
RECONCILIATION OF OPERATING INCOME TO ADJUSTED PROPERTY EBITDA AND ADJUSTED EBITDA
(In thousands)
(Preliminary and unaudited)
Three Months Ended March 31, 2010

	Operating	Preopening and	Property	Depreciation and	Adjusted
	income (loss)	start-up expenses	transactions, net	amortization	EBITDA
Bellagio	$37,564	$—	$(112)	$24,514	$61,966
MGM Grand Las Vegas	18,383	—	—	20,103	38,486
Mandalay Bay	1,867	—	—	23,533	25,400
The Mirage	9,819	—	—	15,606	25,425
Luxor	1,437	—	—	11,326	12,763
New York-New York	11,013	—	14	7,040	18,067
Excalibur	8,238	—	784	5,845	14,867
Monte Carlo	456	—	—	5,993	6,449
Circus Circus Las Vegas	(3,646)	—	—	5,339	1,693
MGM Grand Detroit	30,355	—	—	10,150	40,505
Beau Rivage	4,414	—	3	12,286	16,703
Gold Strike Tunica	6,429	—	—	3,632	10,061
Management operations	(7,193)	—	—	3,331	(3,862)
Other operations	(2,529)	—	—	1,441	(1,088)

Wholly-owned operations	116,607	—	689	150,139	267,435

CityCenter (50%)	(122,105)	3,494	—	—	(118,611)
Macau (50%)	23,099	—	—	—	23,099
Other unconsolidated resorts	14,757	—	—	—	14,757

	32,358	3,494	689	150,139	186,680
Stock compensation	(9,555)	—	—	—	(9,555)
Corporate	(34,226)	—	—	12,995	(21,231)

	$(11,423)	$3,494	$689	$163,134	$155,894

Three Months Ended March 31, 2009

	Operating	Preopening and	Property	Depreciation and	Adjusted
	income (loss)	start-up expenses	transactions, net	amortization	EBITDA
Bellagio	$39,138	$—	$1,154	$27,958	$68,250
MGM Grand Las Vegas	20,159	—	85	25,119	45,363
Mandalay Bay	18,646	190	15	23,801	42,652
The Mirage	13,054	—	239	16,572	29,865
Luxor	8,477	—	277	10,600	19,354
Treasure Island (1)	12,730	—	(1)	—	12,729
New York-New York	13,318	—	—	7,124	20,442
Excalibur	10,748	—	(3)	5,991	16,736
Monte Carlo	23,302	—	(7,189)	5,694	21,807
Circus Circus Las Vegas	411	—	(4)	5,874	6,281
MGM Grand Detroit	29,841	—	—	10,711	40,552
Beau Rivage	5,426	—	—	12,143	17,569
Gold Strike Tunica	9,200	—	—	4,645	13,845
Management operations	2,271	—	—	2,593	4,864
Other operations	(3,065)	—	—	1,548	(1,517)

Wholly-owned operations	203,656	190	(5,427)	160,373	358,792

CityCenter (50%)	(8,104)	7,239	—	—	(865)
Macau (50%)	(3,585)	—	—	—	(3,585)
Other unconsolidated resorts	19,526	642	—	—	20,168

	211,493	8,071	(5,427)	160,373	374,510
Stock compensation	(8,734)	—	—	—	(8,734)
Corporate	152,340	—	(189,698)	16,485	(20,873)

	$355,099	$8,071	$(195,125)	$176,858	$344,903

(1)	Treasure Island was sold in March 2009.